EXHIBIT 1.1




                     PRIVATE EQUITY LINE OF CREDIT AGREEMENT



                                 BY AND BETWEEN



                            GRENVILLE FINANCIAL LTD.



                                       AND



                            WORLDWIDE PETROMOLY, INC.





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                        DATED AS OF SEPTEMBER 25, 2001



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         This PRIVATE EQUITY LINE OF CREDIT AGREEMENT is entered into as of the
25th day of September, 2001 (this "Agreement"), by and between the investor identified on Schedule A hereto ("Investor"), and Worldwide Petromoly, Inc., a corporation organized and existing under the laws of the State of Colorado (the "Company").

         WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to each Investor, from time to time as provided herein, and each Investor shall purchase his Proportionate Share of up to $20,000,000 of the Common Stock (as defined below).

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         Section 1.1 "Average Daily Price" shall be the price based on the VWAP.

         Section 1.2 "Bid Price" shall mean the closing bid price (as reported by Bloomberg, L.P.) of the Common Stock on the Principal Market.

         Section 1.3 "Capital Shares" shall mean the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

         Section 1.4 "Closing" shall mean one of the closings of a purchase and sale of the Common Stock pursuant to Section 2.1.

         Section 1.5 "Closing Date" shall mean, with respect to a Closing the twelfth (12th) Trading Day following the Optional Purchase Date related to such Closing and the first Trading Day following the Valuation Period, provided all conditions to such Closing have been satisfied on or before such Trading Days.

         Section 1.6 "Commitment Amount" shall mean the $20,000,000 up to which the Investor has agreed to provide to the Company in order to purchase Put Shares pursuant to the terms and conditions of this Agreement.

         Section 1.7 "Commitment Period" shall mean the period commencing on the earlier to occur of (i) the Effective Date or (ii) such earlier date as the Company and the Investor may mutually agree in writing, and expiring on the earliest to occur of (x) the date on which the Investor shall have purchased Put Shares pursuant to this Agreement for an aggregate Purchase Price of $20,000,000, (y) the date this Agreement is terminated pursuant to Section 2.5, or (z) the date occurring twenty-four (24) months from the date of commencement of the Commitment Period.

         Section 1.8 "Common Stock" shall mean the Company's common stock, no par value per share.

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         Section 1.9 "Common Stock Equivalents" shall mean any securities that are convertible into or exchangeable for Common Stock or any warrants, options or other rights to subscribe for or purchase Common Stock or any such convertible or exchangeable securities.

         Section 1.10 "Condition Satisfaction Date" See Section 7.2.

         Section 1.11 "Damages" shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs and expenses of expert witnesses and investigation).

         Section 1.12 "Effective Date" shall mean the date on which the SEC first declares effective a Registration Statement registering resale of the Registrable Securities as set forth in Section 7.2(a).

         Section 1.13 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder.

         Section 1.14 "Finder" See Section 13.4.

         Section 1.15 "Finder's Fee" See Section 13.4.

         Section 1.16 "Floor Price" shall mean the lowest price per share at which the Company will issue Put Shares, as may be determined from time to time by the Company and designated in an Optional Purchase Notice.

         Section 1.17 "Investment Amount" shall mean the dollar amount (within the range specified in Section 2.2) to be invested by the Investor to purchase Put Shares with respect to any Optional Purchase Date as notified by the Company to the Investor in accordance with Section 2.2 hereof.

         Section 1.18 "Legend" See Section 9.1.

         Section 1.19 "Material Adverse Effect" shall mean any effect on the business, operations, properties, prospects, or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform its obligations under any of (a) this Agreement and (b) the Registration Rights Agreement in any material respect.

         Section 1.20 "Maximum Put Amount" shall mean the lesser of (i) ten percent (10%) of the Average Daily Prices for the twenty-two Trading Days immediately preceding the Optional Purchase Date multiplied by the reported daily trading volume of the Common Stock on the Principal Market for the twenty-two Trading Days immediately preceding the Optional Purchase Date, or
(ii) the amount specified in Section 7.2(j).

         Section 1.21 "Minimum Put Amount" shall mean $150,000 to the Investor for each Optional Purchase Notice.

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         Section 1.22 "NASD" shall mean the National Association of Securities
Dealers, Inc.

         Section 1.23 "Optional Purchase Date" shall mean the Trading Day during the Commitment Period that an Optional Purchase Notice to sell Common Stock to the Investor is deemed delivered pursuant to Section 2.2(b) hereof.

         Section 1.24 "Optional Purchase Notice" shall mean a written notice to the Investor setting forth the Investment Amount that the Company intends to sell to the Investor.

         Section 1.25 "Outstanding" when used with reference to Common Shares or Capital Shares (collectively the "Shares"), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that "Outstanding" shall not mean any such Shares then directly or indirectly owned or held by or for the account of the Company.

         Section 1.26 "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         Section 1.27 "Principal Market" shall mean the Nasdaq National Market, the Nasdaq Small-Cap Market, the OTC Bulletin Board, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock. As of the date of this Agreement, the OTC Bulletin Board is the Principal Market.

         Section 1.28 "Proportionate Share" shall mean the proportion of the Commitment Amount agreed to be purchased by the Investor as set forth on Schedule A.

         Section 1.29 "Purchase Price" as used in this Agreement shall mean the following: For each Trading Day during a Valuation Period (or such other date on which the Purchase Price is calculated in accordance with the terms and conditions of this Agreement) the Purchase Price shall be 92% of the VWAP for aggregate Investment Amounts up to $2,000,000; 93% of the VWAP for Investment Amount thereafter up to the aggregate of $6,000,000; and 94% of the VWAP for the balance of the Commitment Amount.

         Section 1.30 "Put" shall mean each occasion the Company elects to exercise its right to tender an Optional Purchase Notice requiring the Investor to purchase a discretionary amount as determined by the Company and as limited by this Agreement of the Company's Common Stock, subject to the terms of this Agreement, which tender must be given to each Investor for such Investor's Proportionate Share.

         Section 1.31 "Put Shares" shall mean all shares of Common Stock issued or issuable pursuant to a Put that has occurred or may occur in accordance with the terms and conditions of this Agreement.

         Section 1.32 "Registrable Securities" shall mean the Put Shares and Warrant Shares until the Registration Statement has been declared effective by the SEC and all Put Shares and Warrant Shares have been disposed of pursuant to the Registration Statement.

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         Section 1.33 "Registration Rights Agreement" shall mean the agreement regarding the filing of the Registration Statement for the resale of the Registrable Securities, entered into between the Company and the Investor as of the Subscription Date.

         Section 1.34 "Registration Statement" shall mean a registration statement on Form S-1 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which form shall be available for the resale of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement and the Registration Rights Agreement, and in accordance with the intended method of distribution of such securities), for the registration of the resale by the Investor of the Registrable Securities under the Securities Act.

         Section 1.35 "Regulation D" shall mean Regulation D of the Securities Act.

         Section 1.36 "SEC" shall mean the Securities and Exchange Commission.

         Section 1.37 "Section 4(2)" shall mean Section 4(2) of the Securities Act.

         Section 1.38 "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the regulations promulgated thereunder.

         Section 1.39 "SEC Documents" shall mean the Company's latest Form 10-K as of the time in question, all Forms 10-Q and 8-K filed thereafter, and the Proxy Statement for its latest fiscal year as of the time in question until such time the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

         Section 1.40 "Subscription Date" shall mean the date on which this Agreement is executed and delivered by the parties hereto.

         Section 1.41 "Trading Cushion" shall mean, at any time, the mandatory thirty (30) calendar days between Optional Purchase Dates and five (5) Trading Days after the most recent Closing Date.

         Section 1.42 "Trading Day" shall mean any day during which the New York Stock Exchange shall be open for business.

         Section 1.43 "Valuation Event" shall mean an event in which the Company at any time during a Valuation Period takes any of the following actions:

                           (a) subdivides or combines its Common Stock;

                           (b) pays a dividend in its Capital Stock or makes any
                  other distribution of its Capital Shares;

                           (c) issues any additional Capital Shares ("Additional
                  Capital Shares"), otherwise than as provided in the foregoing Subsections (a) and (b) above, at a price per share less, or


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                  for other consideration lower, than the Bid Price in effect on the Trading Day immediately prior to such issuance, or without consideration;

                           (d) except for Awards (as defined in the Company's
                  Stock Incentive Plan of 2001) issues any warrants, options or other rights to subscribe for or purchase any Additional Capital Shares and the price per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the Bid Price in effect immediately prior to such issuance;

                           (e) issues any securities convertible into or
                  exchangeable for Capital Shares and the consideration per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to the terms of such convertible or exchangeable securities shall be less than the Bid Price in effect immediately prior to such issuance;

                           (f) makes a distribution of its assets or evidences
                  of indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets (other than under the circumstances provided for in the foregoing subsections (a) through (e); or

                           (g) takes any action affecting the number of
                  Outstanding Capital Shares, other than an action described in any of the foregoing Subsections (a) through (f) hereof, inclusive, which in the opinion of the Company's Board of Directors, determined in good faith, would have a materially adverse effect upon the rights of the Investor at the time of a Put or Closing Date.

Upon each occurrence of any one or more of the foregoing Valuation Events, the Purchase Price and number of Put Shares to be issued shall be adjusted to offset the dilutive effect of such one or more Valuation Events.

         Section 1.44 "Valuation Period" shall mean the period of twenty (20) Trading Days during which the Purchase Price of the Common Stock is determined, which period shall be with respect to the Purchase Prices on any Optional Purchase Date, the twenty (20) Trading Days following the day on which an Optional Purchase Notice is deemed to be delivered.

         Section 1.45 "VWAP" shall mean the daily volume weighted average price of the Common Stock on the Principal Market as reported by Bloomberg, L.P. using the AQR function.

         Section 1.46 "Warrants" shall mean the common stock purchase warrants of the Company described in Section 13.1, a form of which is annexed hereto as Exhibit E. Each Warrant shall evidence the right of the holder to purchase one Warrant Share.

         Section 1.47 "Warrant Recipient" See Section 13.1 and Schedule 13.

         Section 1.48 "Warrant Shares" shall mean the Common Stock issuable upon exercise of the Warrants.

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                                   ARTICLE II

                        PURCHASE AND SALE OF COMMON STOCK

         Section 2.1 Puts. Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article III hereof), on any Optional Purchase Date the Company may exercise a Put by the delivery of an Optional Purchase Notice. The number of Put Shares that the Investor shall receive pursuant to such Put shall be determined by dividing the relevant portions of the Investment Amount specified in the Optional Purchase Notice by the corresponding Purchase Prices for each Trading Day during the Valuation Period.

         Section 2.2       Mechanics.

                           (a) Optional Purchase Notice. At any time during the
Commitment Period, the Company may deliver an Optional Purchase Notice to the Investor, subject to the conditions set forth in Section 7.2; provided, however, the Investment Amount for each Put as designated by the Company in the applicable Optional Purchase Notices shall be neither less than the Minimum Put Amount to the Investor nor more than the Maximum Put Amount. The Optional Purchase Notice shall state the commencement date of the Valuation Period.

                           (b) Date of Delivery of Optional Purchase Notice. An
Optional Purchase Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise by the Investor if such notice is received prior to 12:00 noon New York time, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 12:00 noon New York time on a Trading Day or at any time on a day which is not a Trading Day. No Optional Purchase Notice may be deemed delivered on a day that is not a Trading Day.

                           (c) Determination of Put Shares Issuable. The
Purchase Price shall be based on the Average Daily Price on each separate Trading Day during the Valuation Period. The number of Put Shares to be purchased by each Investor with respect to such Investor's Proportionate Share shall be determined on a daily basis during each Valuation Period and settled on each Closing Date. The portion of Investment Amount for which Put Shares may be issued for each Trading Day during the Valuation Period may not exceed one-twentieth (1/20th) of the Investment Amount.

                           (d) Maximum Optional Purchase Notices/Amount. There
shall be a maximum of twenty-four (24) Optional Purchase Notices given during the term of this Agreement. Subject to the terms and conditions of this Agreement, the Company shall have the right to issue each Optional Purchase Notice for an Investment Amount up to the Maximum Put Amount. The Company may not issue an Optional Purchase Notice in connection with any amount of shares which would exceed the amount permitted to be issued without approval of the Company's shareholders, if such approval is required pursuant to the rules of the Principal Market.

                           (e) Trading Halt Limitations and Blackouts. Unless
the Investor elects in writing to the contrary, the Investor is not require to purchase Put Shares for any Trading Day during which trading of the Common Stock is suspended or halted for three or more hours or for any day during which any of the events described in Section 6.8 has occurred or is continuing. In such case, one-twentieth (1/20th) of the Investment Amount shall be withdrawn from

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the Investment Amount for each such Trading Day. The Investor must notify the
Company by facsimile or otherwise, no later than 6:15 P.M., New York time, on the tenth (10th) and twentieth (20th) Trading Days of the Valuation Period of the days for which the foregoing elections are made.

                           (f) Floor Price. On each such date during the
Valuation Period that the Purchase Price of the Common Stock is less than the Floor Price, (i) the Investment Amount specified in the applicable Put Notice shall be reduced by one-twentieth (1/20th), and (ii) the Company shall not sell and the Investor shall not purchase Put Shares equal to such reduction in the Investment Amount. The Investor, however, may elect in writing to purchase all such Put Shares at the Floor Price for one or more days for which the Purchase Price is less than the Floor Price. The Investor must notify the Company by facsimile or otherwise, no later than 6:30 P.M., New York time, on the tenth
(10th) and twentieth (20th) Trading Days of the Valuation Period of the days for which the foregoing election is made. In any event, the Valuation Period may not be extended more than six Trading Days in relation to each Optional Purchase Notice.

         Section 2.3 Closings. On each Closing Date for a Put the Company shall deliver to the Investor or to escrow one or more certificates, at the Investor's option, representing the Put Shares to be purchased by the Investor pursuant to
Section 2.1 herein, after the Optional Purchase Date and on or prior to such Closing Date, registered in the name of the Investor or, at the Investor's option, deposit such certificate(s) into such account or accounts previously designated by the Investor. If the Company is qualified to do so, delivery of Put Shares shall, at the Investor's election, be made by electronic transfer. The Investor shall deliver to escrow the Investment Amount specified in the Optional Purchase Notice by wire transfer of immediately available funds to an account designated by the Company on or before the Closing Date. In addition, on or prior to the Closing Date, each of the Company and the Investor shall deliver all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein. Payment of funds to the Company and delivery of the certificates to the Investor shall occur out of escrow in accordance with the escrow agreement referred to in Section 7.2(o) following (x) the Company's deposit into escrow of the certificates representing the Put Shares and (y) the Investor's deposit into escrow of the Investment Amount; provided, however, that to the extent the Company has not paid the fees, expenses and disbursements of the Investor's counsel in accordance with Section 13.1, the amount of such fees, expenses and disbursements shall be paid in immediately available funds drawn out of the deposited funds, at the direction of the Investor, to Investor's counsel with no reduction in the number of Put Shares issuable to the Investor on such Closing Date.

         Section 2.4 Liquidated Damages. In the event the Company issues an Optional Purchase Notice but fails or refuses to deliver Put Shares on a Closing Date, the Company will pay the Investor, as liquidated damages for such failure to deliver, and not as a penalty, five percent (5%) of the applicable Investment Amount for each seven (7) day period, or part thereof following such failure, in cash, until such Put Shares have been delivered. The Escrow Agent shall be directed to pay such liquidated damages to the Investor out of the Investment Amount delivered by the Investor to the Escrow Agent.

         Section 2.5 Termination of Investment Obligation. The obligation of the Investor to purchase shares of Common Stock shall terminate permanently (including with respect to a Closing Date that has not yet occurred) in the event that (i) there shall occur any stop trade order by the SEC or Principal Market or suspension by the SEC of the effectiveness of the Registration Statement for a consecutive five day calendar period or for an aggregate of twenty (20) Trading Days during the Commitment Period, for any reason, or (ii) the Company shall at any time fail to comply with the requirements of Article VI hereof, without regard to any cure period or written notice to cure which may be permitted or required.

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                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

         The Investor represents and warrants to the Company that:

         Section 3.1 Intent. The Investor is entering into this Agreement for its own account and the Investor has no present arrangement (whether or not legally binding) at any time to sell the Common Stock to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold the Common Stock for any minimum or other specific term and reserves the right to dispose of the Common Stock at any time in accordance with federal and state securities laws applicable to such disposition.

         Section 3.2 Sophisticated Investor. The Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) or an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in Common Stock. The Investor acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

         Section 3.3 Authority. This Agreement has been duly authorized and validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

         Section 3.4 Not an Affiliate. The Investor is not an officer, director or to Investor's good faith belief, an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company.

         Section 3.5 Absence of Conflicts. The execution and delivery of this Agreement and any other document or instrument executed in connection herewith, and the consummation of the transactions contemplated thereby, and compliance with the requirements thereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor, or, to the Investor's knowledge, (a) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound, (b) conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party, or (d) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.

         Section 3.6 Disclosure; Access to Information. Investor has received all documents, records, books and other information pertaining to Investor's investment in the Company that have been requested by Investor. The Company is subject to the periodic reporting requirements of the Exchange Act, and Investor has had access to copies of any such reports that have been requested by it.

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         Section 3.7 Manner of Sale. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Investor that:

         Section 4.1 Organization of the Company. The Company is a corporation duly organized and existing in good standing under the laws of the State of Colorado and has all requisite corporate authority to own its properties and to carry on its business as now being conducted. Except as set forth in the SEC Documents, the Company does not have any subsidiaries. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect.

         Section 4.2 Authority. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Registration Rights Agreement and to issue the Put Shares;
(ii) the execution, issuance and delivery of this Agreement and the Registration Rights Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required; and (iii) this Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

         Section 4.3 Capitalization. The authorized and outstanding capital stock of the Company as of the Subscription Date is set forth on Schedule 4.3 hereto. Except as set forth in the SEC Documents or Schedule 4.3, as of the Subscription Date, there are no options, warrants or rights to subscribe for securities, rights or obligations convertible into or exchangeable for, or giving any rights to receive any Capital Shares. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

         Section 4.4 Common Stock. As of the commencement of and throughout the Commitment Period, the Company will have registered its Common Stock pursuant to
Section 12(b) or 12(g) of the Exchange Act and be in full compliance with all reporting requirements of the Exchange Act, and the Company will have maintained all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is then listed or quoted on the Principal Market.

         Section 4.5 SEC Documents. The Company has delivered or made available to the Investor true and complete copies of the SEC Documents (including, without limitation, proxy information and solicitation materials). The Company has not provided to the Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date

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hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company described above and/or included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         Section 4.6 Valid Issuances. If made in accordance with this Agreement, the sale by the Company of the Put Shares and Warrant will be properly accomplished pursuant to Section 4(2), Regulation D and/or any applicable state law. The sale by the Company of the Warrant Shares, if made in accordance with the terms of the Warrants, will be properly accomplished pursuant to Section 4(2), Regulation D and any applicable state law. When issued, the Put Shares shall be duly and validly issued, fully paid, and nonassessable. Neither the sales of the Put Shares and Warrant Shares pursuant to, nor the Company's performance of its obligations under, this Agreement or the Registration Rights Agreement will (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Put Shares or any of the assets of the Company, or (ii) entitle the holders of Outstanding Capital Shares to preemptive or other rights to subscribe to or acquire the Capital Shares or other securities of the Company. The Put Shares and Warrant Shares shall not subject the Investor or holder to personal liability by reason of the possession thereof.

         Section 4.7 No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its affiliates nor any distributor or any person acting on its or their behalf, if any, (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Put Shares or Warrant Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the sale of the Put Shares or the Warrant Shares under the Securities Act.

         Section 4.8 Corporate Documents. The Company has furnished or made available to the Investor true and correct copies of the Company's Articles of Incorporation, as amended and in effect on the date hereof (the "Certificate"), and the Company's By-Laws, as amended and in effect on the date hereof (the "By-Laws").

         Section 4.9 No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including, without limitation, the issuance of Common Stock, Warrants and Warrant Shares do not and will not (i) result in a

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violation of the Company's Articles of Incorporation or By-Laws or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party, or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect) nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing; provided that, for purposes of the Company's representations and warranties as to violations of foreign law, rule or regulation referenced in clause (iv), such representations and warranties are made only to the best of the Company's knowledge insofar as the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby are or may be affected by the status of the Investor under or pursuant to any such foreign law, rule or regulation. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Common Stock in accordance with the terms hereof other than any SEC, NASD, Principal Market or state securities filings that may be required to be made by the Company subsequent to any Closing, any registration statement that may be filed pursuant hereto, and any shareholder approval required by the rules applicable to companies whose common stock trades on the Principal Market.

         Section 4.10 No Material Adverse Change. Since the date of the most recent financial statements included in the SEC Documents, no Material Adverse Effect has occurred or exists with respect to the Company, except as disclosed in the SEC Documents.

         Section 4.11 No Undisclosed Liabilities. The Company has no liabilities or obligations which are material, individually or in the aggregate, and are not disclosed in the SEC Documents or otherwise publicly announced, other than those incurred in the ordinary course of the Company's businesses since the date of the most recent financial statements included in the SEC Documents and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

         Section 4.12 No Undisclosed Events or Circumstances. Since the date of the most recent financial statements included in the SEC Documents, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the SEC Documents.

         Section 4.13 No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement, under circumstances that would require registration of the Common Stock under the Securities Act.

         Section 4.14 Litigation and Other Proceedings. Except as may be set forth in the SEC Documents, there are no lawsuits or proceedings pending or to the best knowledge of the current management and Board of Directors of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which might have a Material Adverse Effect. Except as set forth in the SEC Documents, no judgment, order, writ, injunction or decree or award has been issued by or, so far as is known by the Company, requested of any court, arbitrator or governmental agency which might result in a Material Adverse Effect.

         Section 4.15 No Misleading or Untrue Communication. The Company and any Person representing the Company, in connection with the transactions contemplated by this Agreement, have not made, at any time, any oral or written communication in connection with same, which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

         Section 4.16 Material Non-Public Information. The Company is not in possession of, nor has the Company or its agents disclosed to the Investor, any material non-public information that (i) if disclosed, would, or could reasonably be expected to have, an effect on the price of the Common Stock or
(ii) according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.

                                    ARTICLE V

                            COVENANTS OF THE INVESTOR

         Section 5.1 Compliance with Law. The Investor's trading activities with respect to shares of the Company's Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of the Principal Market on which the Company's Common Stock is listed.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

         Section 6.1 Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect and the Company shall comply in all respects with the terms thereof.

         Section 6.2 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Put Shares; such amount of shares of Common Stock to be reserved shall be calculated based upon the minimum Purchase Price therefor under the terms of this Agreement.

         Section 6.3 Listing of Common Stock. The Company shall maintain the listing of the Common Stock on a Principal Market, and as soon as practicable (but in any event prior to the commencement of the Commitment Period) to list the Put Shares and Warrant Shares on the Principal Market. The Company further shall, if the Company applies to have the Common Stock traded on any other Principal Market, include in such application the Put Shares, and shall take such other action as is necessary or desirable in the opinion of the Investor to cause the Common Stock to be listed on such other Principal Market as promptly as possible. The Company shall take all action necessary to continue the listing and trading of its Common Stock on a Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of such Principal Market.

         Section 6.4 Exchange Act Registration. The Company shall cause its Common Stock to continue to be registered under Section 12(g) or 12(b) of the Exchange Act, will comply in all respects with its reporting and filing obligations under said Act, and will not take any action or file any document (whether or not permitted by said Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act. The Company will take all action to continue the listing and trading of its Common Stock on the Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market.

         Section 6.5 Legends. The certificates evidencing the Common Stock to be sold by the Investor pursuant to Section 9.1 shall be free of legends.

         Section 6.6 Corporate Existence. The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

         Section 6.7 Additional SEC Documents. The Company will deliver to the Investor, as and when the originals thereof are submitted to the SEC for filing, copies of all SEC Documents so furnished or submitted to the SEC.

         Section 6.8 Blackout Period. Subject to the requirements of Regulation FD under the Exchange Act, the Company will immediately notify the Investor upon the occurrence of any of the following events in respect of a Registration Statement or related prospectus in respect of an offering of Registrable Securities; (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the related prospectus. The Company shall not deliver to the Investor any Optional Purchase Notice during the continuation of any of the foregoing events.

         Section 6.9 Expectations Regarding Optional Purchase Notices. Within ten (10) days after the commencement of each calendar quarter occurring subsequent to the commencement of the Commitment Period, the Company undertakes to notify the Investor as to its reasonable expectations as to the dollar amount it intends to raise during such calendar quarter, if any, through the issuance of Optional Purchase Notices. Such notification shall constitute only the Company's good faith estimate and shall in no way obligate the Company to raise such amount, or any amount, or otherwise limit its ability to deliver Optional Purchase Notices. The failure by the Company to comply with this provision can be cured by the Company's notifying the Investor at any time as to its reasonable expectations with respect to the current calendar quarter.

         Section 6.10 Consolidation; Merger. The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity (a "Consolidation Event") unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Investor such shares of stock and/or securities as the Investor is entitled to receive pursuant to this Agreement.

         Section 6.11 Issuance of Put Shares. The sale and issuance of the Put Shares and Warrant Shares shall be made in accordance with the provisions and requirements of applicable state law.

                                   ARTICLE VII

                       CONDITIONS TO DELIVERY OF OPTIONAL
                   PURCHASE NOTICES AND CONDITIONS TO CLOSING

         Section 7.1 Conditions Precedent to the Obligation of the Company to Issue and Sell Common Stock. The obligation hereunder of the Company to issue and sell the Put Shares to the Investor incident to each Closing is subject to the satisfaction, at or before each such Closing, of each of the conditions set forth below.

                           (a) Accuracy of the Investor's Representation and
Warranties. The representations and warranties of the Investor shall be true and correct in all material respects as of the date of this Agreement and as of the date of each such Closing as though made at each such time.

                           (b) Performance by the Investor. The Investor shall
have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such Closing.

         Section 7.2 Conditions Precedent to the Right of the Company to Deliver an Optional Purchase Notice and the Obligation of the Investor to Purchase Put Shares. The right of the Company to deliver an Optional Purchase Notice and the obligation of the Investor hereunder to acquire and pay for the Put Shares incident to a Closing is subject to the satisfaction, on (i) the date of delivery of such Optional Purchase Notice, (ii) for each day during the Valuation Period; and (iii) the applicable Closing Date (each a "Condition Satisfaction Date"), of each of the following conditions:

                           (a) Registration of the Common Stock with the SEC. As
set forth in the Registration Rights Agreement, the Company shall have filed with the SEC a Registration Statement with respect to the resale of the Registrable Securities that shall have been declared effective by the SEC prior to the first Optional Purchase Date, but in no event later than the date set forth in the Registration Rights Agreement and shall have filed a prospectus supplement on the first trading day after each Closing Date.

                           (b) Effective Registration Statement. As set forth in
the Registration Rights Agreement, the Registration Statement shall have previously become effective and shall remain effective on each Condition Satisfaction Date and (i) neither the Company nor the Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so, and (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or related prospectus shall exist.

                           (c) Accuracy of the Company's Representations and
Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of each Condition Satisfaction Date as though made at each such time (except for representations and warranties specifically made as of a particular date) with respect to all periods, and as to all events and circumstances occurring or existing to and including each Condition Satisfaction Date, except for any conditions which have temporarily caused any representations or warranties herein to be incorrect and which have been corrected with no continuing impairment to the Company or the Investor.

                           (d) Performance by the Company. The Company shall
have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

                           (e) No Injunction. No statute, rule, regulation,
executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly and adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

                           (f) Adverse Changes. Since the date of filing of the
Company's most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

                           (g) No Suspension of Trading In or Delisting of
Common Stock. The trading of the Common Stock (including without limitation the Put Shares) shall not have been suspended by the SEC, the Principal Market or the NASD and the Common Stock (including without limitation the Put Shares) shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market. The issuance of shares of Common Stock with respect to the applicable Closing, if any, shall not violate the shareholder approval requirements of the Principal Market.

                           (h) Legal Opinions. The Company shall have caused to
be delivered to the Investor, within five (5) Trading Days of the effective date of the Registration Statement, an opinion of the Company's independent counsel in the form of Exhibit B hereto, addressed to the Investor; provided, however, that in the event that such an opinion cannot be delivered by the Company's independent counsel to the Investor, the Company shall promptly revise the Registration Statement and shall not deliver an Optional Purchase Notice. If an Optional Purchase Notice shall have been delivered in good faith without knowledge by the Company that an opinion of independent counsel can not be delivered as required, at the option of the Investor, either the applicable Closing Date shall automatically be postponed for a period of up to five (5) Trading Days until such an opinion is delivered to the Investor, or such Closing shall otherwise be canceled. Liquidated damages determined pursuant to Section
2.4 shall be calculated and payable on the Closing Date. The Company's independent counsel shall also deliver to the Investor upon execution of this Agreement an opinion in form and substance reasonably satisfactory to the Investor addressing, among other things, corporate matters and the exemption from registration under the Securities Act of the issuance of the Registrable Securities by the Company to the Investor under this Agreement.

                           (i) Due Diligence. No dispute between the Company and
the Investor shall exist pursuant to Section 8.2(c) as to the adequacy of the disclosure contained in the Registration Statement.

                           (j) Beneficial Ownership Limitation. On each Closing
Date, the number of Put Shares then to be purchased by the Investor shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Investor beneficially or deemed beneficially owned by the Investor, would result in the Investor owning more than 4.99% of all of such Common Stock as would be outstanding on such Closing Date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 7.2(j), in the event that the amount of Common Stock outstanding as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder is greater on a Closing Date than on the date upon which the Optional Purchase Notice associated with such Closing Date is given, the amount of Common Stock outstanding on such Closing Date shall govern for purposes of determining whether the Investor, when aggregating all purchases of Common Stock made pursuant to this Agreement and, if any, Shares, would own more than 4.99% of the Common Stock following such Closing Date.

                           (k) Cross Default. The Company shall not be in
default of a material term, covenant, warranty or undertaking of any other agreement to which the Company and any Investor are parties, nor shall there have occurred an event of default under any such other agreement to which the Investor and Company are parties.

                           (l) No Knowledge. The Company shall have no knowledge
of any event more likely than not to have the effect of causing such Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the fifteen Trading Days following the Trading Day on which such Notice is deemed delivered).

                           (m) Trading Cushion. The Trading Cushion shall have
elapsed since the immediately preceding Optional Purchase Date and Closing Date.

                           (n) Shareholder Vote. The issuance of shares of
Common Stock with respect to the applicable Closing, if any, shall not violate the shareholder approval requirements of the Principal Market or the laws of any jurisdiction to which the Company is subject.

                           (o) Escrow Agreement. If requested by the Company or
any Investor, the parties hereto shall have entered into a mutually approved escrow agreement for the Purchase Price due hereunder and the Company shall have agreed to pay the fees and expenses of the Escrow Agent and not be in default of any such payments.

                           (p) Voting Restrictions. The Investor shall not be
subject to voting or other restrictions arising under any applicable "anti-takeover" laws, rules or regulations.

                           (q) Other. On each Condition Satisfaction Date, the
Investor shall have received and been reasonably satisfied with such other certificates and documents as shall have been reasonably requested by the Investor in order for the Investor to confirm the Company's satisfaction of the conditions set forth in this Section 7.2., including, without limitation, a certificate in substantially the form and substance of Exhibit C hereto, executed in either case by an executive officer of the Company and to the effect that all the conditions to such Closing shall have been satisfied as at the date of each such certificate.

                                  ARTICLE VIII

         DUE DILIGENCE REVIEW; NON-DISCLOSURE OF NON-PUBLIC INFORMATION

         Section 8.1 Due Diligence Review. The Company shall make available for inspection and review by the Investor, advisors to and representatives of the Investor (who may or may not be affiliated with the Investor and who are reasonably acceptable to the Company), any underwriter participating in any disposition of the Registrable Securities on behalf of the Investor pursuant to the Registration Statement, any such registration statement or amendment or supplement thereto or any blue sky, NASD, Principal Market, or other filing, all financial and other records, all SEC Do cuments and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees to supply all such information reasonably requested by the Investor or any such representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investor and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement.

         Section 8.2       Non-Disclosure of Non-Public Information.
                           ----------------------------------------

                           (a) The Company represents and warrants that the
Company and its officers, directors, employees and agents have not disclosed any non-public information to the Investor or advisors to or representatives of the Investor. The Company covenants and agrees that it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, unless prior to disclosure of such information the Company identifies such information as being non-public information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. The Company may, as a condition to disclosing any non-public information hereunder, require the Investor's advisors and representatives to enter into a confidentiality agreement in form reasonably satisfactory to the Company and the Investor.

                           (b) The Company acknowledges and understands that the
Investor is entering into this Agreement and the Registration Rights Agreement at the request of the Company and in good faith reliance on the Company's representation set forth in Section 4.16 that neither it nor its agents have disclosed to the Investor any material non-public information.

                           (c) Nothing herein shall require the Company to
disclose non-public information to the Investor or its advisors or representatives, and the Company represents that it does not disseminate non-public information to any Investor who purchase stock in the Company in a public offering, to money managers or to securities analysts, in violation of Regulation FD of the Exchange Act provided, subject to its compliance with Regulation FD of the Exchange Act, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 8.2 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

         Section 8.3 Confidentiality. The Company agrees that it will not publicly or privately disclose the identities of the Investor, Warrant Recipients, or Finders unless expressly agreed to in writing by the Investor or otherwise required by law.

                                   ARTICLE IX

                                     LEGENDS

         Section 9.1 Legends. Unless otherwise provided below, each certificate representing Registrable Securities will bear the following legend (the "Legend"):

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR

                  ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS CERTIFICATE IS THE BENEFICIARY OF CERTAIN OBLIGATIONS OF THE COMPANY SET FORTH IN A PRIVATE EQUITY LINE OF CREDIT AGREEMENT AMONG WORLDWIDE PETROMOLY, INC. AND CERTAIN INVESTOR DATED SEPTEMBER ___, 2001. A COPY OF THE PORTION OF THE AFORESAID AGREEMENT EVIDENCING SUCH OBLIGATIONS MAY BE OBTAINED FROM THE COMPANY'S EXECUTIVE OFFICES.

                  Upon the execution and delivery hereof, the Company is issuing to the transfer agent for its Common Stock (and to any substitute or replacement transfer agent for its Common Stock upon the Company's appointment of any such substitute or replacement transfer agent) instructions in substantially the form of Exhibit D hereto. Such instructions shall be irrevocable by the Company from and after the date hereof or from and after the issuance thereof to any such substitute or replacement transfer agent, as the case may be, except as otherwise expressly provided in the Registration Rights Agreement. It is the intent and purpose of such instructions, as provided therein, to require the transfer agent for the Common Stock from time to time upon transfer of Registrable Securities by the Investor to issue certificates evidencing such Registrable Securities free of the Legend during the following periods and under the following circumstances and without consultation by the transfer agent with the Company or its counsel and without the need for any further advice or instruction or documentation to the transfer agent by or from the Company or its counsel or the Investor:

                           (a) at any time after the Effective Date, upon
surrender of one or more certificates evidencing Common Stock that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered, or prior to issuance of a certificate; provided that (i) the Registration Statement shall then be effective; (ii) the Investor confirms to the transfer agent that it has sold, pledged or otherwise transferred or agreed to sell, pledge or otherwise transfer such Common Stock in a bona fide transaction to a third party that is not an affiliate of the Company; and (iii) the Investor or sales agent confirms to the transfer agent that the Investor or sales agent has complied with the prospectus delivery requirement; and

                           (b) at any time upon any surrender of one or more
certificates evidencing Registrable Securities that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered and containing representations that
(i) the Investor is permitted to dispose of such Registrable Securities without limitation as to amount or manner of sale pursuant to Rule 144(k) under the Securities Act or (ii) the Investor has sold, pledged or otherwise transferred or agreed to sell, pledge or otherwise transfer such Registrable Securities in a manner other than pursuant to an effective registration statement, to a transferee who will upon such transfer be entitled to freely tradeable securities. Any of the notices referred to above in this Section 9.1 may be sent by facsimile to the Company's transfer agent.

         Section 9.2 No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 9.1 has been or shall be placed on the share certificates representing the Common Stock and no instructions or "stop transfers orders," so called, "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article IX.

                                    ARTICLE X

                               CHOICE OF LAW/VENUE

         Section 10.1  Choice of Law/Venue. This Agreement and the
Registration Rights Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement or the Registration Rights Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individuals executing this Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

                                   ARTICLE XI

              ASSIGNMENT; ENTIRE AGREEMENT, AMENDMENT; TERMINATION

         Section 11.1 Assignment. Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other person. Notwithstanding the foregoing, (a) the provisions of this Agreement shall inure to the benefit of, and be enforceable by, and be binding upon, any transferee of any of the Common Stock or Warrants purchased or acquired by the Investor or Warrant Recipient hereunder with respect to the Common Stock held by such person unless such Common Stock is free from restrictions on further transfer of such Common Stock, and (b) the Investor's and Warrant Recipient's obligations and corresponding rights set forth in this Agreement may be assigned at any time, in whole or in part, to any other person or entity (including any affiliate of the Investor or Warrant Recipient) effective upon written notice to the Company. The Company shall have the right to require any transferee to execute a counterpart of this Agreement unless the Common Stock held by such transferee is free from further restrictions on transfer.

         Section 11.2 Termination. This Agreement shall terminate twenty-four (24) months after the commencement of the Commitment Period; provided, however, that the provisions of Articles VI, VIII, IX, X, XI, XII, XIII and XIV shall survive the termination of this Agreement.

         Section 11.3 Entire Agreement, Amendment. This Agreement and the Registration Rights Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement or therein. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both parties hereto.

                                   ARTICLE XII

                            NOTICES; INDEMNIFICATION

         Section 12.1 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served,
(ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

         If to Worldwide Petromoly, Inc.:

         Worldwide Petromoly, Inc.
         12600 Deerfield Parkway
         Suite 100
         Alpharetta, Georgia 30004
         Telecopier: (678) 762-3296

         with a copy to (which communication shall not constitute notice):

         Paul, Hastings, Janofsky & Walker, LLP
         Suite 2400
         600 Peachtree Street, N.E.
         Atlanta, Georgia 30308
         Attn: Melissa McMorries, Esq.
         Telecopier: (404) 815-2424

         If to the Investor:

         To the address and telecopier number set forth on Schedule A hereto with a copy to (which communication shall not constitute notice):

         Barbara R. Mittman, Esq.
         c/o Grushko & Mittman, P.C.
         551 Fifth Avenue, Suite 1601
         New York, New York 10176
         Telecopier: (212) 697-3575

Either party hereto may from time to time change its address or facsimile number for notices under this Section 12.1 by giving at least ten (10) days' prior written notice of such changed address or facsimile number to the other party hereto.

         Section 12.2      Indemnification.

                           (a) The Company agrees to indemnify and hold harmless
the Investor, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and each Person or entity, if any, who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the Controlling Persons (as defined in the Registration Rights Agreement) from and against any Damages, joint or several, and any action in respect thereof to which the Investor, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and any such Controlling Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Company contained in this Agreement in any event as such Damages are incurred.

                           (b) The Investor agrees to indemnify and hold
harmless the Company, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and each Person or entity, if any, who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the Controlling Persons (as defined in the Registration Rights Agreement) from and against any Damages, joint or several, and any action in respect thereof to which the Company, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and any such Controlling Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Investor contained in this Agreement in an aggregate amount not to exceed one-third of each such Investor's Proportionate Share.

         Section 12.3 Method of Asserting Indemnification Claims. All claims for indemnification by any Indemnified Party (as defined below) under
Section 12.2 will be asserted and resolved as follows:

                           (a) In the event any claim or demand in respect of
which any person claiming indemnification under any provision of Section 12.2 (an "Indemnified Party") might seek indemnity under Section 12.2 is asserted against or sought to be collected from such Indemnified Party by a person other than the Company, the Investor or any affiliate of the Company (a "Third Party Claim"), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim for indemnification that is being asserted under any provision of Section 12.2 against any person (the "Indemnifying Party"), together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a "Claim Notice") with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the period ending thirty (30) calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined below) (the "Dispute Period") whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under Section 12.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                  1.  If the Indemnifying Party notifies the Indemnified
Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this
Section 12.3(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief which affects the Indemnified Party, other than the payment of monetary damages, or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 12.2). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause 1, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause 1, and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 12.2 with respect to such Third Party Claim.

                  2. If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 12.3(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause 2, if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause 3 below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause 2 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause 2, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                  3.  If the Indemnifying Party notifies the Indemnified
Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under Section 12.2 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 12.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. In the event any Indemnified Party should have a claim under Section 12.2 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under
Section 12.2 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an "Indemnity Notice") with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 12.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.

                                  ARTICLE XIII

                             FEES-EXPENSES-WARRANTS

         Section 13.1 Warrants. The party identified on Schedule 13 hereto ("Warrant Recipients") shall receive 175,000 Warrants. A form of Warrant is annexed hereto as Exhibit E. The Purchase Price (as defined in the Warrant) shall be 110% of the Bid Price on the Trading Day immediately preceding the Subscription Date. The Warrants will be exercisable for three years from the Issue Date (as defined in the Warrant). The Warrant Recipients are granted the registration rights set forth in the Registration Rights Agreement with respect to the Warrant Shares. The Company's obligations to the Warrant Recipients is binding even if the Registration Rights Agreement is not signed by the Warrant Recipients. The Warrants must be delivered to the Warrant Recipients on the Subscription Date. All the representations, undertakings and covenants made by the Company to or for the benefit of the Investor relating to the Put Shares and to or for the benefit of the holder of Put Shares are also made by the Company to and for the benefit of the Warrant Recipients and in relation to the Warrant Shares.

         Section 13.2 Timely Delivery. In the event any Warrants are not timely delivered, the Investor shall have no obligation to purchase Put Shares pursuant to this Agreement.

         Section 13.3 Fees and Expenses. Each of the Company and the Investor agrees to pay its own expenses incident to the performance of its obligations hereunder, except that the Company shall pay the fees, and reasonable expenses and disbursements of the Investor's counsel in an amount of $20,000, one-half of which shall be payable on or before the Subscription Date and the other half of which shall be payable out of the proceeds of the first Closing on an Optional Purchase Notice.

         Section 13.4 Finders. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the Company or Investor except as described on Schedule 13 ("Finder"). The Company agrees to pay to the Finder the fees described on Schedule 13 ("Finder's Fee"). The Finder's Fee shall be paid as described on Schedule 13. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any other persons claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby and arising out of such party's actions.

                                   ARTICLE XIV

                                  MISCELLANEOUS

         Section 14.1 Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. This Agreement may be delivered by telecopier transmission which such copy shall be deemed an original executed Agreement.

         Section 14.2 Entire Agreement. This Agreement, the Exhibits hereto, the documents delivered in connection herewith, and the Registration Rights Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as if fully set forth herein.

         Section 14.3 Survival; Severability. The representations, warranties, covenants and agreements of the parties hereto shall survive each Closing hereunder. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

         Section 14.4 Title and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         Section 14.5 Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the Bid Price, VWAP, trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

         Section 14.6 Remedies for Breach. The Company and each Investor acknowledges that the other party's remedy at law for the breach of the provisions provided in this Agreement is inadequate. Therefore, the Company and each Investor agrees that a breach or violation of this Agreement by the Company, on the one hand, and the Investor, on the other hand, will entitle the other party, as a matter of right, to an injunction or other equitable relief, issued by any court or arbitration panel of competent jurisdiction, restraining any further or continued breach or violation of this Agreement. Such right to an injunction will be cumulative and in addition to, and not in lieu of, any other remedies to which the Company and the Investor may show themselves justly entitled.

         Section 14.7 Publicity. Except as required by applicable law, neither the Company nor the Investor shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

         Section 14.8 Confidentiality. Investor agrees to maintain the confidentiality of all information about the Company received from any officer, employee or agent of the Company, until such time as that confidential information is released to the public generally as contemplated by Regulation FD of the Exchange Act other than as a result of any disclosure by Investor.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Private Equity Line of Credit Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                                    WORLDWIDE PETROMOLY, INC.


                                    By: /s/ Robin S. Vail
                                        ---------------------------



                                        /s/ Francois Morax
                                       -----------------------------------------
                                       GRENVILLE FINANCIAL LTD. - Investor

                                   SCHEDULE A



------------------------ -------------------------------- ----------------------
INVESTOR                 SHARE OF COMMITMENT AMOUNT       PROPORTIONATE SHARE OF
                                                          COMMITMENT AMOUNT
------------------------ -------------------------------- ----------------------
 GREENVILLE FINANCIAL LTD.   $20,000,000.00                   100%
 Trident Chambers
 P.O. Box 146
 Road Town, Tortola, B.V.I.
 Fax: 011-411-201-4800
------------------------ -------------------------------- ----------------------
TOTAL                        $20,000,000.00                   100%
------------------------ -------------------------------- ----------------------

                     PRIVATE EQUITY LINE OF CREDIT AGREEMENT



                                   EXHIBIT B-1

              FORM OF OPINION OF THE COMPANY'S INDEPENDENT COUNSEL
                WITHIN 5 TRADING DAYS FOLLOWING EFFECTIVE DATE OF
                             REGISTRATION STATEMENT


TO:

         We have acted as counsel to Worldwide PetroMoly, Inc., a Colorado corporation (the "Company"), in connection with the Private Equity Line of Credit Agreement between the Company and you, dated as of ______________, 2001 (the "Line of Credit Agreement"), pursuant to which the Company will issue to you from time to time shares of Common Stock, no par value (the "Put Shares") and the Registration Rights Agreement between you and the Company, dated __________, 2001 (the "Registration Rights Agreement," and together with the Line of Credit Agreement, the "Agreements"). This opinion is rendered to you pursuant to Section 7.2(h) of the Line of Credit Agreement. Capitalized terms used without definition in this opinion have the meanings given to them in the Line of Credit Agreement.

         In our examination of the above documents, we have assumed, without independent investigation, the genuineness of all signatures, other than signatures of representatives of the Company, the enforceability of the Agreements against all parties other than the Company, the legal capacity of all individuals who have executed the Agreements and the other documents examined by us, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of documents, and the authenticity of all such documents. In expressing the opinions set forth herein, we have also relied on the factual matters contained in the representations and warranties made by the Investor.

         We have based our opinion upon our review of the following records, documents and instruments:

         (a) ______ The Articles of Incorporation of the Company, as amended to date (the "Articles"), certified by the Secretary of State of Colorado as of ____________, 2001 and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

         (b) The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion (the "Bylaws");

         (c) Records certified to us by an officer of the Company as constituting all records of proceedings and actions of the Board of Directors and the shareholders of the Company relating to the transactions contemplated by the Agreement;

         (d)      The Agreements;

         (e) A certificate related to the good standing of the Company issued by the Secretary of State of the State of Colorado dated __________, 2001;

         (f) A Certificate of the Chief Executive Officer of the Company as to certain factual matters (the "Officer's Certificate");

         (g)      The SEC Documents.

         With your consent, we have based our opinion expressed in paragraph 1 below as to the good standing of the Company solely upon the documents enumerated in (e) and (f) above.

         In addition, we have examined and relied upon the Agreements, including the representations and warranties of the Company included therein, and we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We have also reviewed the opinion given to you by the law firm of ____________________________for all matters relating to Colorado law, a copy of which opinion is attached as Exhibit A hereto.

         This opinion as to factual matters is limited to our actual knowledge as of the date hereof, and such knowledge does not include constructive knowledge or any information that we might have gained had we performed further investigations. Statements "to our knowledge" are based solely upon the actual knowledge (i.e., conscious awareness of facts or other information), with no further investigation, of ____________________________ the lawyers of the firm who have given substantive legal attention to representing the Company in connection with the Agreements. With your consent, we have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinion expressed in paragraph 2 of Part III below. We have assumed for purposes of our opinion that the Put Shares are fully paid and that the consideration for such Put Shares will be received by the Company in accordance with the Line of Credit Agreement.

         We express no opinion as to any anti-fraud provisions of applicable federal or state securities laws, any tax, anti-trust, land use, export, safety, environmental or hazardous materials laws, rules or regulations.

         This opinion is limited to the federal laws of the United States of America and the laws of the State of New York. We disclaim any opinion as to the laws of any other jurisdiction and we further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body.

         Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and subject to the limitations and qualifications expressed below, it is our opinion that:

         1. To our knowledge, except as described in the SEC Documents, there are no claims, actions, suits, proceedings or investigations that are pending against the Company or its properties, or to our knowledge, any officer or director of the Company in his or her capacity as such, nor to our knowledge has the Company received any written threat of any such claims, actions, suits, proceedings or investigations.

         2. To our knowledge, except as described in the Company's representations and warranties contained in Article IV of the Line of Credit Agreement, there are no outstanding options, warrants, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understanding, or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.

         3. Subject to the accuracy of your representations in Article
III of the Line of Credit Agreement on the date hereof and on the date of issuance of any Put Shares and Warrant Shares, and the statement in the Officer's Certificate that the Company has not offered or sold, and will not offer or sell, any Put Shares by means of advertising or public solicitation, the issuance of the Put Shares and Warrant Shares in conformity with the terms of the Line of Credit Agreement constitutes transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended. The Put Shares and the Warrant Shares, when issued in compliance with the Line of Credit Agreement and Registration Rights Agreement, will be duly authorized, validly issued, fully paid, and non-assessable and free of preemptive rights set forth in the Articles, Bylaws and any agreement filed as an exhibit to the SEC Documents, provided, however, that the Put Shares and Warrant Shares may be subject to restrictions on transfer under state and federal securities laws, but only to the extent set forth in the Line of Credit Agreement.

         4. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Agreements and to issue the Put Shares. Each of the Agreements has been duly authorized, executed and delivered by the Company and the consummation by it of the transactions contemplated thereby has been duly authorized by all necessary corporate action and no further consent or authorization of the Company's board of directors or shareholders is required. Each of the Agreements has been duly executed and delivered on the part of the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditors' rights, (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law, and (iii) to limitations imposed by applicable law or public policy on the enforceability of the indemnification provisions contained in the Agreements.

         5. The execution, delivery and performance of and compliance with the respective terms of each of the Agreements, and issuance of the Put Shares in accordance with the Line of Credit Agreement, will not violate the any provision of the Articles or Bylaws or the law of any jurisdiction in which the Company is qualified to do business.

         In addition, we have participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants of the Company and representatives of the Investor at which the contents of the Registration Statement and Prospectus were discussed and, although we are not passing upon and do not assume responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or Prospectus, on the basis of the foregoing nothing has come to our attention that causes us to believe that (i) the Registration Statement (other than the financial statements and related statements and schedules, as to which we express no belief) as of its Effective Date contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) the Prospectus (other than the financial statements and related statements and schedules, as to which we express no belief) as of the Effective Date of the Registration Statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The limitations inherent in the independent verification of factual matters and the character of determinations involved in the registration process are such, however, that except as set forth in this opinion letter we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus.

         Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

         A. The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

         B. Limitations imposed by state law, federal law or general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered in a proceeding in equity or at law.

         C. This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, including the General Qualifications and the Equitable Principles Limitation, and this opinion letter should be read in conjunction therewith.

         This opinion is rendered as of the date first written above, is solely for your benefit in connection with the Agreement and may not be relief upon or used by, circulated, quoted, or referred to nor may any copies hereof by delivered to any other person without our prior written consent. We disclaim any obligation to update this opinion letter or to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

                                                     Very truly yours,

                     PRIVATE EQUITY LINE OF CREDIT AGREEMENT



                                   EXHIBIT B-2

              FORM OF OPINION OF THE COMPANY'S INDEPENDENT COUNSEL
                WITHIN 5 TRADING DAYS FOLLOWING EFFECTIVE DATE OF
                             REGISTRATION STATEMENT


TO:


         We have acted as counsel to Worldwide PetroMoly, Inc., a Colorado corporation (the "Company"), in connection with the Private Equity Line of Credit Agreement between the Company and you, dated as of ______________, 2001 (the "Line of Credit Agreement"), pursuant to which the Company will issue to you from time to time shares of Common Stock, no par value (the "Put Shares") and the Registration Rights Agreement between you and the Company, dated __________, 2001 (the "Registration Rights Agreement," and together with the Line of Credit Agreement, the "Agreements"). This opinion is rendered to you pursuant to Section 7.2(h) of the Line of Credit Agreement. Capitalized terms used without definition in this opinion have the meanings given to them in the Line of Credit Agreement.

         In our examination of the above documents, we have assumed, without independent investigation, the genuineness of all signatures, other than signatures of representatives of the Company, the enforceability of the Agreements against all parties other than the Company, the legal capacity of all individuals who have executed the Agreements and the other documents examined by us, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of documents, and the authenticity of all such documents. In expressing the opinions set forth herein, we have also relied on the factual matters contained in the representations and warranties made by the Investor.

         We have based our opinion upon our review of the following records, documents and instruments:

         (a) The Articles of Incorporation of the Company, as amended to date (the "Articles"), certified by the Secretary of State Colorado as of ____________, 2001 and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

         (b) The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion (the "Bylaws");

         (c) Records certified to us by an officer of the Company as constituting all records of proceedings and actions of the Board of Directors and the shareholders of the Company relating to the transactions contemplated by the Agreement;

         (d) The Agreements;

         (e) A certificate related to the good standing of the Company issued by the Secretary of State of the State of Colorado dated __________, 2001;

         (f) A Certificate of the Chief Executive Officer of the Company as to certain factual matters (the "Officer's Certificate");

         (g)      The SEC Documents.

         With your consent, we have based our opinion expressed in paragraph 1 below as to the good standing of the Company solely upon the documents enumerated in (e) and (f) above.

         In addition, we have examined and relied upon the Agreements, including the representations and warranties of the Company included therein, and we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

         This opinion as to factual matters is limited to our actual knowledge as of the date hereof, and such knowledge does not include constructive knowledge or any information that we might have gained had we performed further investigations. Statements "to our knowledge" are based solely upon the actual knowledge (i.e., conscious awareness of facts or other information), with no further investigation, of _________________________the lawyers of the firm who have given substantive legal attention to representing the Company in connection with the Agreements. With your consent, we have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinion expressed in paragraph 2 of Part III below. We have assumed for purposes of our opinion that the Put Shares are fully paid and that the consideration for such Put Shares will be received by the Company in accordance with the Line of Credit Agreement.

         We express no opinion as to any anti-fraud provisions of applicable federal or state securities laws, any tax, anti-trust, land use, export, safety, environmental or hazardous materials laws, rules or regulations.

         This opinion is limited to the federal laws of the United States of America and the laws of the States of Colorado. We disclaim any opinion as to the laws of any other jurisdiction and we further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body.

         Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and subject to the limitations and qualifications expressed below, it is our opinion that:

         1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Colorado and has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets as described in the SEC Documents. To our knowledge the Company does not have any subsidiaries other than as set forth in the SEC Documents.

         2. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Agreements and to issue the Put Shares.

         Each of the Agreements has been duly authorized, executed and delivered by the Company and the consummation by it of the transactions contemplated thereby has been duly authorized by all necessary corporate action and no further consent or authorization of the Company's board of directors or shareholders is required. Each of the Agreements has been duly executed and delivered on the part of the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditors' rights, (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law, and (iii) to limitations imposed by applicable law or public policy on the enforceability of the indemnification provisions contained in the Agreements.

         3. The execution, delivery and performance of and compliance with the respective terms of each of the Agreements, and issuance of the Put Shares in accordance with the Line of Credit Agreement, will not, to our knowledge, violate any provision of the Articles or Bylaws or the law of Colorado.

         4. The holders of the Common Stock will not be subject to the provisions of the State of Colorado's anti-takeover statutes.

         In addition, we have participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants of the Company and representatives of the Investor at which the contents of the Registration Statement and Prospectus were discussed and, although we are not passing upon and do not assume responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or Prospectus, on the basis of the foregoing nothing has come to our attention that causes us to believe that (i) the Registration Statement (other than the financial statements and related statements and schedules, as to which we express no belief) as of its Effective Date contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) the Prospectus (other than the financial statements and related statements and schedules, as to which we express no belief) as of the Effective Date of the Registration Statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The limitations inherent in the independent verification of factual matters and the character of determinations involved in the registration process are such, however, that except as set forth in this opinion letter we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus.

         Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

         A. The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

         B. Limitations imposed by state law, federal law or general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered in a proceeding in equity or at law.

         C. This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, including the General Qualifications and the Equitable Principles Limitation, and this opinion letter should be read in conjunction therewith.

         This opinion is rendered as of the date first written above, is solely for your benefit in connection with the Agreement and may not be relief upon or used by, circulated, quoted, or referred to nor may any copies hereof by delivered to any other person without our prior written consent. We disclaim any obligation to update this opinion letter or to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

                                                     Very truly yours,

                                    EXHIBIT C

                             COMPLIANCE CERTIFICATE
                       ----------------------------------


         The undersigned, _______________, hereby certifies, with respect to the shares of Common Stock of _____________________ (the "Company") issuable in connection with the Optional Purchase Notice, dated (the "Notice"), delivered pursuant to Article II of the Private Equity Line of Credit Agreement, dated _____________, 2001, by and among the Company and certain Investor (the "Agreement"), as follows:

         1. The undersigned is the duly elected ____________________ of the Company.

         2. The representations and warranties of the Company set forth in the Agreement are true and correct in all material respects as though made on and as of the date hereof.

         3. The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the Closing Date related to the Notice and has complied in all material respects with all obligations and conditions contained in the Agreement.

         4. The amount of Common Stock remaining registered in an effective registration statement on behalf of each Investor as of this date is set forth on the schedule hereto.

         5. The purchase price of the Common Stock previously issued to each of the Investor is set forth on the schedule hereto.

         The undersigned has executed this Certificate this ____ day of ________, 2001.


                                ------------------------------------


                                By:_____________________________________
                                         Name:
                                         Title:

                                    EXHIBIT D


                         INSTRUCTIONS TO TRANSFER AGENT
                      -------------------------------------



[TRANSFER AGENT]



Dear Sirs:

         Reference is made to the Private Equity Line of Credit Agreement (the "Agreement"), dated as of ________________, 2001 among certain Investor (the "Investor") and _____________________ (the "Company"). Pursuant to the Agreement, subject to the terms and conditions set forth in the Agreement the Investor has agreed to purchase from the Company and the Company has agreed to sell to the Investor from time to time during the term of the Agreement shares of Common Stock of the Company, $____ par value (the "Common Stock"). As a condition to the effectiveness of the Agreement, the Company has agreed to issue to you, as the transfer agent for the Common Stock (the "Transfer Agent"), these instructions relating to the Common Stock to be issued to the Investor (or a permitted assignee) pursuant to the Agreement. All terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

         1.       ISSUANCE OF COMMON STOCK WITHOUT THE LEGEND

Pursuant to the Agreement, the Company is required to prepare and file with the Commission, and maintain the effectiveness of, a registration statement or registration statements registering the resale of the Common Stock to be acquired by the Investor under the Agreement. The Company will advise the Transfer Agent in writing of the effectiveness of any such registration statement promptly upon its being declared effective. The Transfer Agent shall be entitled to rely on such advice and shall assume that the effectiveness of such registration statement remains in effect unless the Transfer Agent is otherwise advised in writing by the Company and shall not be required to independently confirm the continued effectiveness of such registration statement. In the circumstances set forth in the following two paragraphs, the Transfer Agent shall deliver to the Investor certificates representing Common Stock not bearing the Legend without requiring further advice or instruction or additional documentation from the Company or its counsel or the Investor or its counsel or any other party (other than as described in such paragraphs).

         At any time after the effective date of the applicable registration statement (provided that the Company has not informed the Transfer Agent in writing that such registration statement is not effective) upon any surrender of one or more certificates evidencing Common Stock which bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered, the Transfer Agent shall deliver to the Investor the certificates representing the Common Stock not bearing the Legend, in such names and denominations as the Investor shall request, provided that:

         (a) in connection with such event, the Investor (or its permitted assignee) shall confirm in writing to the Transfer Agent that (i) the Investor confirms to the transfer agent that it has sold, pledged or otherwise transferred or agreed to sell, pledge or otherwise transfer such Common Stock in a bona fide transaction to a transferee that is not an affiliate of the Company; and (ii) the Investor confirms to the transfer agent that the Investor has complied with the prospectus delivery requirement;

         (b) the Investor (or its permitted assignee) shall represent that it is permitted to dispose thereof with limitation as to amount of manner of sale pursuant to Rule 144(k) under the Securities Act; or

         (c) the Investor, its permitted assignee, or either of their brokers confirms to the transfer agent that (i) the Investor has held the shares of Common Stock for at least one year, (ii) counting the shares surrendered as being sold upon the date the unlegended Certificates would be delivered to the Investor (or the Trading Day immediately following if such date is not a Trading
Day), the Investor will not have sold more than the greater of (a) one percent (1%) of the total number of outstanding shares of Common Stock or (b) the average weekly trading volume of the Common Stock for the preceding four weeks during the three months ending upon such delivery date (or the Trading Day immediately following if such date is not a Trading Day), and (iii) the Investor has complied with the manner of sale and notice requirements of Rule 144 under the Securities Act.

         Any advice, notice or instructions to the Transfer Agent required or permitted to be given hereunder may be transmitted via facsimile to the Transfer Agent's facsimile number of __________.

         2.       MECHANICS OF DELIVERY OF CERTIFICATES REPRESENTING COMMON
                  STOCK

                  In connection with any Closing pursuant to which the Investor acquires Common Stock under the Agreement, the Transfer Agent shall deliver certificates representing Common Stock (with or without the Legend, as appropriate) as promptly as practicable, but in no event later than three business days, after such Closing.

         3.       FEES OF TRANSFER AGENT; INDEMNIFICATION

                  The Company agrees to pay the Transfer Agent for all fees incurred in connection with these Irrevocable Instructions. The Company agrees to indemnify the Transfer Agent and its officers, employees and agents, against any losses, claims, damages or liabilities, joint or several, to which it or they become subject based upon the performance by the Transfer Agent of its duties in accordance with the Irrevocable Instructions.

         4.       THIRD PARTY BENEFICIARY

                  The Company and the Transfer Agent acknowledge and agree that the Investor is an express third party beneficiary of these Irrevocable Instructions and shall be entitled to rely upon, and enforce, the provisions hereof.

                                    [THE COMPANY]


                                    By:______________________________________
                                             Name:
                                             Title:
AGREED:

[TRANSFER AGENT]


By:_______________________________

                                   SCHEDULE 13


---------------------------------- --------------------------------------------
FINDERS                            CASH FINDERS FEE
LIBRA FINANCE, S.A.                2% of each Investment Amount, to be paid
P.O. Box 4603                      by the Company at the same time as
Zurich, Switzerland                Investment Amount proceeds are released to
Fax: 011-411-201-6262              the Company.  Description of Finder's Fee
                                   and Payment Terms
TOTAL
---------------------------------- --------------------------------------------


---------------------------------- --------------------------------------------
WARRANT RECIPIENTS                 NUMBER OF WARRANTS
---------------------------------- --------------------------------------------
GRENVILLE FINANCIAL LTD.           175,000 Warrants
Trident Chambers
P.O. Box 146
Road Town, Tortola, B.V.I.
Fax: 011-411-201-4800
---------------------------------- --------------------------------------------
TOTAL                              175,000 Warrants
---------------------------------- --------------------------------------------


         The Company has had dealings with Pacific Resources Group, Inc. and Capital Services, Inc. The foregoing may receive fees, if any, only from the Company and not the Investor.